Exhibit 99.1

Steve Madden Announces First Quarter 2009 Results

LONG ISLAND CITY, N.Y., May 5 / BUSINESS WIRE/ -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2009.

•	First quarter net sales increased 6.9% to $107.4 million.

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Operating margin rose to 9.6% in the first quarter 2009, compared with operating margin of 2.8% in the same period of 2008. Operating income for the first quarter of 2008 included a pre-tax charge of $4.9 million related to the resignation of the Company’s former CEO.

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Net income for the first quarter was $6.6 million, or $0.37 per diluted share, compared to $2.1 million, or $0.10 per diluted share, in the first quarter of 2008. Net income for the first quarter of 2008 included the aforementioned charge totaling $3.0 million post-tax, or $0.15 per diluted share.

Edward Rosenfeld, Chairman and Chief Executive Officer commented, “We are very pleased with our first quarter results. Steve and his team continue to create trend-right footwear and accessories that resonate with consumers, enabling us to grow sales and earnings despite the economic headwinds. We are particularly pleased with the performance of our Steve Madden Womens and Madden Girl wholesale businesses as well as the strong initial results of l.e.i at Wal-Mart. Looking ahead, we will continue to focus on delivering trend-right product at attractive price points while maintaining disciplined inventory management and expense controls.”

First Quarter 2009 Results:

First quarter net sales were $107.4 million compared to $100.5 million reported in the comparable period of 2008. Net sales from the wholesale business grew 7.6% to $81.3 million compared to $75.6 million in the first quarter of 2008, driven by strength in the Steve Madden Womens and Madden Girl wholesale footwear divisions as well as the Daniel M. Friedman accessories division. Retail net sales totaled $26.1 million compared to $25.0 million in the first quarter of the prior year. Same store sales increased 7.6% in the first quarter of 2009 compared to a decrease of 3.7% in the first quarter of 2008.

Gross margin improved to 40.5% as compared to 40.0% in the first quarter of 2008. For the wholesale business, gross margin was 38.1% as compared to 37.4% in the prior year’s first quarter, with the increase driven primarily by lower markdown allowances as sell-through at retail remained strong. Retail gross margin was flat at 47.8% versus the comparable period last year, with the benefit of a stronger merchandise assortment offset by the effects of a highly promotional environment.

Operating expenses as a percent of sales for the first quarter of 2009 were 33.6% versus 40.5% in the same period of the prior year. Operating expenses for the first quarter of 2008 included a $4.9 million pre-tax charge related to the resignation of the Company’s former CEO mentioned previously. Excluding this charge operating expenses as a percent of sales were 35.6% for the period. The 200 basis-point decline in operating expenses was primarily due to effective cost control initiatives and leverage on the increasing sales.

Net income for the first quarter of 2009 totaled $6.6 million, or $0.37 per diluted share as compared to net income of $2.1 million, or $0.10 per diluted share, in the same period of 2008. Excluding the one-time aforementioned charge, net income for the first quarter of 2008 was $5.1 million, or $0.25 per diluted share.

The Company opened one store and closed four stores during the first quarter of 2009, ending the quarter with 94 retail locations, including the Internet store.

As of March 31, 2009, cash, cash equivalents and marketable securities totaled $92.6 million as compared to $55.6 million at the end of March 31, 2008.

Arvind Dharia, Chief Financial Officer, commented, “We were pleased with our performance in the first quarter and intend to continue to focus on maintaining the strength of our balance sheet and generating strong cash flow.”

Company Outlook

The Company updated its fiscal 2009 guidance on April 23, 2009. For fiscal 2009, the Company expects net sales to range from flat to a decline of 2% compared to 2008. This guidance incorporates the shift in the Candies business to a “first-cost” model from a wholesale model and the shift in the International business to a wholesale model from a “first-cost” model. Excluding the impact of these changes, sales are expected to decline 2% to 4% for fiscal 2009. Diluted EPS for fiscal 2009 is expected to be in the range of $1.85 to $1.95.

Conference Call Information

Interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Tuesday, May 5, 2009, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 888-203-1112, passcode 6408740, and will be available until June 5, 2009.

About Steve Madden

Steve Madden designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel, footwear, and accessories specialty stores, and online at http://www.stevemadden.com/. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, hosiery, and bedding and bath products and owns and operates 94 retail stores, including its online store. The Company is the licensee for footwear, handbags and belts for Fabulosity, for footwear for Elizabeth and James and l.e.i. and for handbags and belts for Betsey Johnson and Daisy Fuentes.

This press release contains forward looking statements as that term is defined in the federal securities laws. The events described in forward looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and whether forward looking statements made by the Company ultimately prove to be accurate. The Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether from new information, future events or otherwise.

STEVEN MADDEN, LTD.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - unaudited

	Three Months Ended

Consolidated:	March 31, 2009	March 31, 2008

Net Sales	$107,429	$100,539
Cost of Sales	63,942	60,324

Gross Profit	43,487	40,215

Commission and Licensing Fee Income	2,905	3,356
Operating Expenses	36,088	40,734

Income from Operations	10,304	2,837

Interest and Other Income, Net	396	526

Income Before Provision for Income Taxes	10,700	3,363
Provision for Income Tax	4,123	1,311

Net Income	$6,577	$2,052

Basic Income Per Share	$0.37	$0.10

Diluted Income Per Share	$0.37	$0.10

Weighted Average Common Shares Outstanding - Basic	17,889	20,045
Weighted Average Common Shares Outstanding - Diluted	17,972	20,264

BALANCE SHEET HIGHLIGHTS

	March 31, 2009 Consolidated (Unaudited)	December 31, 2008 Consolidated

Cash and Cash Equivalents	$63,235	$89,588
Investment Securities	29,395	35,224
Total Current Assets	167,081	194,736
Total Assets	254,145	284,693
Advances Payable - Factor	—	30,168
Total Current Liabilities	34,061	72,490
Total Stockholder Equity	214,100	206,242